Exhibit 23.4

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, SUITE 3-200	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78730-1111	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the incorporation by reference in the registration statement on Form S-3 (the “Registration Statement”) of Occidental Petroleum Corporation (“Occidental”) anticipated to be filed on or around July 28, 2025, of our report dated January 24, 2024, with respect to our estimates of proved reserves and future net revenue to CrownRock, L.P. included in the Form 8-K of Occidental filed with the Securities and Exchange Commission on July 19, 2024.
/s/ W. Todd Brooker
W. Todd Brooker, President
CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693
Austin, Texas
July 28, 2025